EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152804, 333-68869, 333-70128, 333-113887) and the Registration Statements and related Prospectuses on Form S-3 (Nos. 333-115946, 333-130482, 333-166167, 333-184367, 333-192824, 333-210875) of Tejon Ranch Co. of our report dated March 9, 2020, relating to the consolidated financial statements of Petro Travel Plaza Holdings LLC, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ RSM US LLP
Cleveland, Ohio
March 9, 2020